As filed with the Securities and Exchange Commission on June 19, 2013

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________
EMC CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	04-2680009
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

176 South Street Hopkinton, Massachusetts (Address of principal executive offices)	01748 (Zip Code)

EMC Corporation Amended and Restated 2003 Stock Plan
EMC Corporation Amended and Restated 1989 Employee Stock Purchase Plan
(Full title of the plan(s))

Paul T. Dacier, Esq.
Executive Vice President and General Counsel
EMC Corporation
176 South Street
Hopkinton, Massachusetts 01748
(Name and Address of Agent for Service)

(508) 435-1000
(Telephone number, including area code for Agent for Service)
________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	128,938,769	$24.57	$3,168,025,554.33	$432,118.69
________________

(1)
This Registration Statement covers (a) 98,938,769 shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant that may be issued pursuant to awards granted under the EMC Corporation Amended and Restated 2003 Stock Plan and (b) 30,000,000 shares of Common Stock that may be issued pursuant to the EMC Corporation Amended and Restated 1989 Employee Stock Purchase Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock in respect of the securities identified above that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on June 13, 2013.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering (a) 98,938,769 shares of the Registrant's Common Stock that may be issued pursuant to awards granted under the EMC Corporation Amended and Restated 2003 Stock Plan (the “2003 Plan”) and (b) 30,000,000 shares of the Registrant's Common Stock that may be issued pursuant to the EMC Corporation Amended and Restated 1989 Employee Stock Purchase Plan (the “1989 Plan”). Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statements filed with the Securities and Exchange Commission (the “Commission”) on Form S-8 concerning (a) the 2003 Plan on May 7, 2003 (File No. 333-105057), October 19, 2004 (File No. 333-119831), July 27, 2005 (File No. 333-126927), June 18, 2007 (File No. 333-143855), October 1, 2007 (File No. 333-146417), March 31, 2008 (File No. 333-149986), June 18, 2009 (File No. 333-160062) and June 9, 2011 (File No. 333-174802) and (b) the 1989 Plan on June 9, 1989 (File No. 33-29198), June 12, 1991 (File No. 33-41328), November 5, 1993 (File No. 33-71262), June 22, 1996 (File No. 333-05133), November 4, 1999 (File No. 333-90331), June 27, 2002 (File No. 333-91342), May 7, 2003 (File No. 333-105057), October 19, 2004 (File No. 333-119831), June 18, 2007 (File No. 333-143855) and June 18, 2009 (File No. 160062) are incorporated herein by reference, except to the extent supplemented or amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant incorporates by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)	the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Commission on February 27, 2013;

(b)	the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as filed with the Commission on May 3, 2013;

(c)
the Registrant's Current Reports on Form 8-K, as filed with the Commission on January 29, 2013 (File No. 001-09853; Film No. 13553542) (solely with respect to Item 2.05), May 3, 2013 (File No. 001-09853; Film No. 13812745), May 30, 2013 (File No. 001-09853; Film No. 13879895) (solely with respect to Item 8.01), June 3, 2013 (File No. 001-09853, Film No. 13889558) and June 6, 2013 (File No. 001-09853; Film No. 13896272); and

(d)
the description of the Common Stock which is contained in the Registrant's Registration Statement on Form 8-A filed by the Registrant under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on March 4, 1988, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or is deemed to be incorporated by reference herein modifies or supercedes such earlier statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a Massachusetts corporation may, in its articles of organization, eliminate or limit the personal liability of a director to the corporation for monetary damages for breach of fiduciary duty notwithstanding any law to the contrary, except for liability for (i) any breach of duty of loyalty to the corporation or to the shareholders, (ii) acts or omissions not in good faith, intentional misconduct or knowing violations of law, (iii) certain improper distributions or (iv) any transaction from which the director derived an improper personal benefit.

Section 8.51 of the MBCA authorizes a Massachusetts corporation to indemnify a director of the corporation against liability in such capacity if the director (i) conducted himself in good faith, (ii) reasonably believed his conduct was in, or at least not opposed to, the best interests of the corporation, and (iii) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Section 8.51 also allows for indemnification of a director if the liability in question was eliminated by the corporation's articles of organization pursuant to Section 2.02(b)(4) of the MBCA. Section 8.52 of the MBCA requires that a Massachusetts corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he was a director of the corporation.

Section 8.53 of the MBCA authorizes a Massachusetts corporation to pay for, in advance, a director's reasonable expenses in a proceeding if, among other things, the director delivers to the corporation (i) a written confirmation of his good faith belief that he has met the relevant standard of conduct in Section 8.51 of the MBCA or the proceeding involves conduct for which liability has been eliminated under the corporation's articles of organization as permitted by Section 2.02(b)(4) of the MBCA, and (ii) a written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under Section 8.52 and it is ultimately determined, pursuant to procedures further laid out in the MBCA, that he has not met the standard of conduct for under Section 8.51.

Section 8.56 of the MBCA authorizes a corporation to indemnify, and advance expenses to, an officer of the corporation to the same extent as a director, and if such officer is not a director of the corporation, or if such officer is also a director but the basis on which he is made a party to the proceeding is an act or omission solely as an officer, to such further extent as may be provided in the corporation's articles of organization, bylaws, board resolution or contract provided that the officer may not be indemnified for acts or omissions not in good faith, intentional misconduct or knowing violations of law. Section 8.56 of the MBCA requires that a Massachusetts corporation indemnify an officer of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such officer was a party because he was an officer of the corporation.

The Registrant's Restated Articles of Organization (the “Articles”) include a provision that eliminates the personal liability of each of its directors to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director to the extent provided by applicable law, notwithstanding any provision of law imposing such liability, except for liability, to the extent required by Section 13(b)(1 1/2) or any successor provision of the Massachusetts Business Corporation Law, (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under the Massachusetts Business Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

The Registrant's Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such director or officer may be involved or with which such director or officer may be threatened, while in office or thereafter, by reason of such individual being or having been such a director or officer, except with respect to any matter as to which such director or officer shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such individual's action was in the best interests of the Registrant (any person serving another organization in one or more of the indicated capacities at the request of the Registrant who shall have acted in good faith in the reasonable belief that such individual's action was in the best interests of such other organization to be deemed as having acted in such manner with respect to the Registrant) or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Registrant, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that such individual's action was in the best interests of the Registrant; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. Expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the Registrant in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay to the Registrant the amounts so paid by the Registrant if it is ultimately determined that indemnification for such expenses is not authorized under the Bylaws. The right of indemnification provided under the Bylaws shall not be exclusive of or affect any other rights to which any director or officer may be entitled.

The Registrant has entered into indemnification agreements with each of its directors and executive officers providing for the indemnification of such director or executive officer to the extent legally permissible and for the payment of any and all expenses, including counsel fees, paid or incurred in connection with the defense or disposition of any action, suit or other proceeding in which such individual may be involved by reason of such individual being or having been a director or officer of the Registrant.

The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Furthermore, the underwriting agreement to be entered into in connection with an offering of the debt securities will contain provisions which indemnify the officers and directors of the Registrant in certain circumstances.

It is the opinion of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is unenforceable pursuant to Section 14 of the Securities Act of 1933, as amended.

Item 8.     Exhibits.

The following exhibits are filed as part of or incorporated by reference into this Registration Statement:

5.1	Opinion of Paul T. Dacier, Executive Vice President and General Counsel to the Registrant, as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Paul T. Dacier, Executive Vice President and General Counsel to the Registrant (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature pages to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Hopkinton, Commonwealth of Massachusetts, on June 19, 2013.

EMC CORPORATION

By:	/s/ Paul T. Dacier
Paul T. Dacier
Executive Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Joseph M. Tucci, David I. Goulden and Paul T. Dacier, and each of them singly, with the power to act without the other, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of June 19, 2013.

Signatures	Title

/s/ Joseph M. Tucci	Chairman and Chief Executive Officer
Joseph M. Tucci	(Principal Executive Officer)

/s/ David I. Goulden	President, Chief Operating Officer and Chief Financial Officer
David I. Goulden	(Principal Financial Officer)

/s/ Denis G. Cashman	Chief Accounting Officer and Chief Operating Officer, Finance
Denis G. Cashman	(Principal Accounting Officer)

/s/ Michael W. Brown	Director
Michael W. Brown

/s/ Randolph L. Cowen	Director
Randolph L. Cowen

[Signature page to Registration Statement on Form S-8]

/s/ Gail Deegan	Director
Gail Deegan

/s/ James S. DiStasio	Director
James S. DiStasio

/s/ John R. Egan	Director
John R. Egan

/s/ Edmund F. Kelly	Director
Edmund F. Kelly

/s/ Judith A. Miscik	Director
Judith A. Miscik

/s/ Windle B. Priem	Director
Windle B. Priem

/s/ Paul Sagan	Director
Paul Sagan

/s/ David N. Strohm	Director
David N. Strohm

[Signature page to Registration Statement on Form S-8]

EXHIBIT INDEX

5.1	Opinion of Paul T. Dacier, Executive Vice President and General Counsel to the Registrant, as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Paul T. Dacier, Executive Vice President and General Counsel to the Registrant (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature pages to this Registration Statement).